UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Transmeta Corporation

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This Schedule 14A is being filed pursuant to an agreement in principle regarding settlement of certain litigation relating to the Agreement and Plan of Merger between Transmeta Corporation (“Transmeta”) and Novafora, Inc. (“Novafora”), dated as of November 17, 2008.
Settlement of Certain Litigation
As previously reported by Transmeta (Commission File No. 000-31803), most recently in a definitive proxy statement filed on January 5, 2009, Transmeta and members of its board of directors have been named as defendants in a purported class action lawsuit arising from Transmeta’s entry into and announcement on November 17, 2008 of an agreement and plan of merger with Novafora (the “Merger Agreement”) for the proposed merger of Transmeta with and into a wholly owned subsidiary of Novafora (the “Merger”). Beginning on November 18, 2008, several purported class action lawsuits were filed in the Superior Court of California, County of Santa Clara (the “Court”) by putative stockholders alleging, among other things, that members of the Transmeta board of directors breached their fiduciary duties in connection with the proposed Merger, and requesting injunctive relief, attorneys’ fees and other remedies. On December 3, 2008, the Court entered an order consolidating all of those purported class action lawsuits under the heading In re Transmeta Corp. Shareholder Litigation (Lead Case No. 1-08-CV-127985) (the “Shareholder Litigation”).
On January 12, 2009, the plaintiffs in the Shareholder Litigation served on Transmeta a consolidated amended class action complaint (the “Amended Complaint”). The Amended Complaint alleges, among other things, that the directors of Transmeta, allegedly aided and abetted by Transmeta, breached their fiduciary duties to Transmeta’s stockholders by, among other things, purportedly engaging in unspecified self-dealing and purportedly omitting material information from the definitive proxy statement relating to the proposed Merger. The Amended Complaint seeks, among other things, injunctive relief, and plaintiffs have indicated their intent to file a motion for a preliminary injunction seeking to enjoin Transmeta from holding the stockholder vote on the proposed Merger, which vote is currently scheduled for January 26, 2009. The Court scheduled a hearing on plaintiff’s proposed motion for January 23, 2009.
On January 15, 2009, the defendants reached agreement in principle with the plaintiffs regarding settlement of the Shareholder Litigation, subject to approval of Transmeta’s board of directors, which approval was received on January 16, 2009. In connection with the settlement contemplated by that agreement in principle, the lawsuits and all claims asserted therein will be dismissed. The terms of the settlement contemplated by that agreement in principle require that Transmeta make certain additional disclosures related to the Merger, which are contained in this Form 8-K. The parties also agreed that plaintiffs may seek attorneys’ fees and costs in an amount up to $450,000, if such fees and costs are approved by the Court, with Transmeta to pay half of such fees and costs and Novafora to pay half of such fees and costs. There will be no other settlement payment by Novafora, Transmeta, or any of the members of Transmeta’s board of directors. The agreement in principle further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including Court approval following notice to Transmeta’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the Court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the agreement in principle.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
In connection with the settlement of certain outstanding shareholder litigation as described in this Form 8-K, Transmeta has agreed to make these supplemental disclosures to the definitive proxy statement dated January 5, 2009. This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety.
Background of the Merger
The following disclosure supplements the discussion at pages 44 and 45 of the proxy statement concerning approval of the Merger Agreement by our board of directors.
At the time that our board of directors approved the Merger Agreement, none of our directors or executive officers had been employed by, or had been offered or entered into any employment or consulting agreement with, Novafora or any affiliate of Novafora, or with Intellectual Ventures or any affiliate of Intellectual Ventures. The Merger Agreement does not require or contemplate any such arrangement as a condition to completion of the Merger.
It is a condition to the closing of the Merger that Novafora shall have received resignation letters from each member of our board of directors. Each of our directors has indicated that he will tender such a resignation letter, contingent and effective upon the completion of the Merger. None of the members of our board of directors will become a member of Novafora’s board of directors in connection with completion of the Merger.
The following disclosure supplements the discussion at page 36 of the proxy statement concerning GCA Savvian.
In October 2004, we retained Perseus Group, a predecessor firm to Savvian, as a financial advisor in connection with a direct placement offering of Transmeta securities. After completing that offering in November 2004, our former management consulted with Savvian advisors from time to time, on a non-exclusive and confidential basis, regarding other potential business opportunities. We have not sought or received any financial advice or services from Savvian at least since our restructuring in early 2007, and we formally terminated our relationship with Savvian in November 2007.
The following disclosure supplements the discussion at pages 38-39 of the proxy statement concerning the two agreements that we entered into with Intel in September 2008 relating to the licensing of certain technologies and intellectual property.
On or before September 30, 2008, we received full payment in cash of the $91.5 million that Intel agreed to pay us pursuant to the two agreements that we announced on September 24, 2008 for a non-exclusive and paid-up license of certain of our intellectual property to Intel and Intel’s accelerated payment of the Intel Receivable. All $91.5 million of that consideration inured to the benefit of Transmeta before we entered into the Merger Agreement with Novafora. Additional information about our September 2008 transactions with Intel is available in our report on Form 10-Q for the period ended September 30, 2008, filed with the Securities and Exchange Commission on November 17, 2008.

The following disclosure supplements the discussion at page 28 of the proxy statement concerning our communications with Intellectual Ventures independent of our discussions with Novafora in May 2008.
During the spring and summer of 2008, as part of our integrated effort to maximize stockholder value by coordinating our effort to monetize our intellectual property rights with our evaluation of our strategic business alternatives, we communicated and met with representatives of Intellectual Ventures regarding alternative business scenarios that did not involve Novafora or the acquisition of Transmeta. Our discussions with representatives of Intellectual Ventures were and are subject to one or more confidentiality agreements. In the business judgment of our management and board of directors, the business alternatives that we discussed with Intellectual Ventures would not have created sufficient value for our stockholders and were inferior to the Merger with Novafora.
The following disclosure supplements the discussion at page 44 of the proxy statement concerning our non-exclusive patent license to AMD in November 2008.
All consideration furnished by AMD in exchange for that non-exclusive patent license was received by Transmeta. No other parties, including Novafora and Intellectual Ventures, received any consideration from AMD in connection with that transaction.
The following disclosure supplements the discussion at pages 45-46 of the proxy statement concerning reasons for the Merger with Novafora, including our consideration of our prospects for creating stockholder value by distributing cash to stockholders, liquidating our assets and dissolving Transmeta.
In evaluating our strategic alternatives for Transmeta, we considered a variety of factors affecting the potential value returnable to our stockholders if we were to distribute cash by means of a dividend or stock repurchase, including limitations on the amount of our cash and capital surplus available for distribution in the near term, the time and expense practically required to make any such distribution, anticipated adverse effects on our competitive position and our business prospects for continuing operations as a stand-alone company if we were to distribute a substantial portion of our cash to our stockholders, certain dividend preferences in favor of some of our stockholders, tax treatment of dividends, and the expenses, timetable and prospective liabilities associated with a corporate dissolution and orderly wind-down of our business. As part of that process, we considered the immediate value offered to our shareholders in the merger with Novafora as compared with potential future return to stockholders from liquidation of Transmeta, in addition to an assumed hypothetical liquidation value discussed elsewhere in the proxy statement (which does not include estimates of our operating costs, wind-down costs and other expenses incurred in the liquidation process or proceeds from the sale of intellectual property assets). In the business judgment of our board of directors, none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the Merger with Novafora.
The following disclosure supplements the discussion at pages 45-46 of the proxy statement concerning the reasons for the Merger with Novafora, including our consideration of our prospects for continuing operations as a stand-alone intellectual property licensing business.
In evaluating our strategic alternatives for Transmeta, we considered various possibilities for continuing our business operations, both with and without substantial reductions of our workforce, with a focus on licensing our patents and other intellectual property rights to third parties for value, including, among other business factors, the resource commitment and expense required to maintain and continue developing the intellectual property rights necessary to support a stand-alone intellectual property licensing business; the resource commitment, expense, time and risks inherent in a licensing business that might require or involve us in the assertion, enforcement or defense of intellectual property rights in legal proceedings before a variety of administrative and judicial tribunals; and the current general business climate for intellectual property licensing in the semiconductor and computing industries. In the business judgment of our board of directors, no scenario for continuing to operate as a stand-alone business was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the Merger with Novafora.
The following disclosure supplements the discussion at pages 45-46 of the proxy statement concerning the reasons for the Merger with Novafora, including our consideration of our prospects for realizing stockholder value by selling some or all of our intellectual property assets.
Both in evaluating our strategic alternatives for Transmeta and as a focal activity of our business operations, we regularly considered the present and potential future value of our intellectual property portfolio and its constituent assets, including our patent portfolio and individual patents, and we entertained and engaged in confidential business discussions with multiple firms, companies and individuals expressing interest in acquiring, licensing, co-venturing with us or otherwise managing or assisting us in the analysis, marketing and licensing of our patents and other intellectual property rights. In the course of those efforts, we received from time to time offers and indications of interest from third parties about potential transactions to acquire our intellectual property assets, including our patents, and we considered, among other things, the potential value of such transactions for our stockholders; the potential adverse effects of such transactions on our prospects for achieving certain non-exclusive licensing agreements then under negotiation with third parties; the potential adverse effects of such transactions on the value of Transmeta as a business enterprise, Transmeta securities and our technologies and other assets; and our belief that the market for patent assets, both generally and in the semiconductor and computing industries, was declining through 2008. In the business judgment of our board of directors, we neither received nor had any reasonable prospect of receiving any offer or offers for our intellectual property assets that might return value to our stockholders greater than the consideration to be received by our stockholders in the Merger with Novafora.
Additional Information About the Proposed Merger and Where to Find It
     Transmeta has filed with the Securities and Exchange Commission a definitive proxy statement and other relevant materials relating to the proposed Merger with Novafora. The definitive proxy statement was mailed on or about January 6, 2009 to Transmeta stockholders of record as of the close of business on December 31, 2008. INVESTORS AND SECURITY HOLDERS OF TRANSMETA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELATED DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed by Transmeta with the SEC free of charge at the Web site maintained by the SEC at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Transmeta by contacting Transmeta Investor Relations (Kristine Mozes, 781-652-8875). Investors and security holders of Transmeta are urged to read the definitive proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed Merger.
     Transmeta and its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Transmeta in connection with the proposed merger and related items. Information regarding the directors and executive officers of Transmeta and their ownership of Transmeta stock is set forth in Transmeta’s definitive proxy statement concerning the proposed Novafora merger, which was filed with the SEC on January 5, 2009. Investors and stockholders may obtain additional information regarding the interests of those participants by reading the definitive proxy statement relating to the proposed merger. Investors and stockholders can obtain a copy of that proxy statement free of charge at the Web site maintained by the SEC at http://www.sec.gov.